CONSULTING AGREEMENT

This Consulting Agreement (the "Agreement"), effective as of October 1, 2009 (the "Effective Date"), is entered into by and between Ecologic Transportation, Inc., a Nevada corporation (the "Company"), and Matrix Advisors, LLC, a New York limited liability company ("Consultant").

RECITALS

WHEREAS, the Company desires to engage Consultant to perform the services specified in this Agreement, and Consultant is willing to perform such services set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement, the parties hereto hereby agree as follows:

1. **Consulting Relationship.** During the Term (defined below) of this Agreement, Company engages Consultant, subject to the terms and conditions of this Agreement, to perform consulting services that Company may from time-to-time request from the Consultant (the "Services").

2. **Performance.** Consultant shall use Consultant's best efforts to perform the Services.

3. **Fees.** In consideration of the Services to be provided by Consultant and other obligations, the Company shall pay to Consultant the consideration set forth in this Section 3.

(a) **Equity Retainer**. Subject to the terms and conditions of this Agreement and in consideration for the Services, Company shall issue Consultant options (the "Options") to purchase all or any part of an aggregate of 2,287,547 shares (the "Option Shares") of the Company's authorized and unissued common stock (the "Common Stock"). At any time that Option Shares are to be purchased pursuant to the Options, the purchase price for each Option Share shall be $0.25 (the "Option Price"). Subject to the provisions of this Agreement, the Options shall vest to the Consultant on September 1, 2010 (the "Vesting Date"), and before the Vesting Date, Consultant shall have no voting, investment, or other rights with respect to the Option Shares. In addition, prior to the Vesting Date the Option Shares may not be transferred, pledged, hypothecated, sold or otherwise disposed of, and any attempt to do so shall be void. The Options shall be exercisable by Consultant for a period of three years after the Vesting Date. The Options issued pursuant to this Section 3(a) are referred to herein as the "Equity Retainer".

(b) **Cash Retainer**. In addition to the Equity Retainer, Consultant shall earn from the Company (i) a payment of $20,000 for Services provided during the first month of the Term ("Initial Cash Payment"), and (ii) a retainer of $10,000 per month thereafter for Services rendered hereunder (the "Cash Retainer"). The Initial Cash Payment and the Cash Retainer shall begin to accrue on the Effective Date (the "Monthly Rate"), and the Monthly Rate shall be payable in arrears on the last day of each month during the Term.

(c) **Quarterly Adjustment to the Cash Retainer**. Beginning on or before the 15th business day before the last business day of each fiscal quarter during the Term, Consultant and Company shall engage in good faith negotiations to discuss a possible increase or decrease of the Cash Retainer and other compensation payable to Consultant for the relevant quarter (this increase, the "Quarterly Adjustment"). Any Quarterly Adjustment for any fiscal quarter of the Term shall in no case result in Consultant earning less than $10,000 per month.

(d) The Company's obligations to pay Consultant the consideration pursuant to the terms of this Section 3 shall survive any termination of this Agreement to the extent that the obligation to pay any such consideration was triggered by Services provided to Company before any applicable termination date, provided that in the event Consultant terminates this Agreement prior to the Vesting Date (other than by reason of the death or total and permanent disability of Consultant's managing member), then any Options issued pursuant to Section 3(a) herein that have not vested as of such termination date shall terminate.

4. **Term and Termination.** The term of this Agreement (the "Term") shall be for a period of three years commencing on October 1, 2009, unless the Agreement is terminated earlier in accordance with this Section 4. Either the Company or Consultant may terminate this Agreement at any time prior to the expiration of the Term upon ninety (90) days prior written notice to the other. In the event of any such termination, Consultant shall be paid a *pro rata* portion of any consideration due for the provision of Services between (i) the last day of the month immediately preceding the month in which the termination date occurs, and (ii) the termination date. Notwithstanding anything in this Agreement to the contrary, Section 12 of this Agreement shall survive any termination of this Agreement and shall remain in full force and effect for the periods specified therein.

5. **Independent Contractor.** Nothing in this Agreement, expressed or implied, is intended to confer or does confer on any person or entity other than the parties hereto or their respective successors and assigns any rights or remedies under or by reason of this Agreement or as a result of the services to be rendered by Consultant hereunder. The Company acknowledges that Consultant has been retained hereunder solely as a consultant of the Company and is engaged hereunder as an independent contractor. The Company further acknowledges that Consultant is not acting as an agent of the Company or in a fiduciary capacity with respect to the Company or its stockholders, employees or creditors, that Consultant is not assuming any duties or obligations other than those expressly set forth in this Agreement, and Consultant is not providing Company any tax or accounting counsel.

6. **No Authority to Bind Company**. Neither Consultant, nor any equity owner, agent or employee of Consultant, shall have the authority to enter into contracts that bind the Company or create obligations on the part of the Company without the prior written authorization of the Company.

7. **No Benefits.** Consultant acknowledges and agrees that Consultant will not be eligible for any Company employee benefits and, to the extent Consultant otherwise would be

eligible for any Company employee benefits but for the express terms of this Agreement, Consultant hereby expressly declines to participate in such Company employee benefits.

8. **Withholding; Indemnification.** Consultant shall have full responsibility for any applicable withholding or other taxes on all consideration paid to Consultant hereunder, and for compliance with all applicable labor and employment requirements with respect to Consultant's self-employment, sole proprietorship or other form of business organization, including state worker's compensation insurance coverage requirements and any United States immigration visa requirements. Consultant agrees to indemnify, defend and hold the Company harmless from any liability for, or assessment of, any claims or penalties with respect to such withholding or other taxes, labor or employment requirements, including any liability for, or assessment of, withholding taxes imposed on the Company by the relevant taxing authorities with respect to any compensation paid to Consultant.

9. **Performance of Consultant's Services.** All of the services to be performed by Consultant, including but not limited to the Services, will be as agreed between Consultant and the Company.

10. **Right of First Refusal.** The Company shall provide Consultant and its affiliates a right of first refusal to participate in any Transaction (defined below) as set forth in this Section 10.

(a) The Company hereby grants Consultant and its affiliates a right of first refusal to serve as the Company's consultant in any Transaction conducted by the Company or any of its affiliates upon the same terms that are offered to the Company or any of its affiliates in a proposal received from a bona fide third party who is ready and able to conduct or provide services in connection with the Transaction. This right of first refusal will exist during the Term and for three years after the termination of the Term. For purposes of this Section 10, a "Transaction" shall mean (i) the arrangement, on behalf of the Company or any of its affiliates, for any additional financing or capital, including, without limitation, any bank or other senior or subordinated debt financings and offerings of debt, convertible debt, equity securities, options, warrants and/or any combination thereof; and (ii) the provision of any other consulting or financial advisory services to the Company and its affiliates, including, without limitation, advising on mergers, acquisitions, divestitures, risk management strategies, asset and liability management, and business strategies.

(b) If the Company or any of its affiliates proposes to conduct or participate in a Transaction, the Company shall deliver a notice in writing (each a "Notice") to Consultant stating its bona fide intention to conduct or participate in such Transaction, the financial terms and conditions of such Transaction, and the financial terms and conditions that have been offered to the Company or any of its affiliates in a proposal received from a bona fide third party who is ready and able to conduct or provide services in connection with the Transaction. Consultant's right of first refusal shall be exercisable by written notice from Consultant within ten (10) business days of receipt of the Notice by Consultant. Consultant hereby acknowledges and agrees that Consultant's failure to so notify the Company within ten (10) business days of the

date of Consultant's receipt of the Notice of its acceptance thereof shall be deemed a waiver of Consultant's rights with respect to such Notice and the Transaction that is the subject of the Notice; provided, however, that no tacit or explicit rejection of any specific Notice or Notices shall be deemed a general waiver of the right of first refusal provided herein.

(c) If Consultant or its affiliates choose to participate in a Transaction(s) pursuant to this Section 10, then Consultant or its affiliates, as applicable, shall be paid fees that are customary for similar arrangements, services and engagements at the time.

(d) Notwithstanding the right of first refusal granted to Consultant and its affiliates pursuant to this Section 10 or any oral representations made to the contrary, this Agreement does not constitute a commitment by Consultant or its affiliates to assist in or otherwise participate in any Transaction. Any additional commitment by Consultant or its affiliates will only exist pursuant to the execution by Consultant or its affiliates of a final, written agreement detailing the terms of any additional services to be provided.

(e) Notwithstanding the right of first refusal granted to Consultant and its affiliates pursuant to this Section 10 or any oral representations made to the contrary, Consultant shall not be permitted to serve as a consultant to Company in connection with any Transaction unless Consultant has provided Company a written statement that Consultant's provision of services pursuant to this Section 10 is legally permissible, and that Consultant has complied with all applicable regulatory and licensing requirements to provides such services.

11. **Other Business Activities.** Company and Consultant acknowledge and agree as follows:

(a) The Company shall be entitled to engage other persons or entities to perform services similar to the Services and is not obligated to utilize Consultant exclusively in the performance of the Services. Consultant may perform services (including services similar to the Services) for other persons and entities both during and after the expiration of the Term.

(b) Each of Consultant and its affiliates is engaged in the business of advising clients in a wide range of industries and, in the ordinary course of its business, Consultant, its affiliates and/or each of its employees may have fiduciary or other relationships whereby such party may exercise voting power over securities of various persons or entities, which securities may from time to time include securities of potential purchasers of the Company's securities or others with interests related to the Company. The Company acknowledges that each of Consultant and its affiliates, including any director, officer, employee, member, consultant and other representative of each of Consultant and its affiliates, may exercise such powers and otherwise perform its functions in connection with such fiduciary or other relationships without regard to its relationship to the Company hereunder.

(c) During the course of Consultant's engagement with the Company, each of Consultant and its affiliates may have in its possession material, non-public information regarding other companies that could potentially be relevant to the Company or the Services

contemplated herein but which cannot be shared due to an obligation of confidence to such other companies. As in all matters involving confidential client information, information barriers exist that restrict access to such information within Consultant and its affiliates, except on a need to know basis.

12. **Confidentiality and Non-Solicitation.**

(a) **Confidentiality.** Consultant expressly agrees that, at all times (including after the expiration of the Term), it shall maintain the confidentiality of, and not use or disclose to any individual or entity, without the Company's prior written consent or other written agreement, any information relating to the business, financial results, clients or affairs of the Company or any of its respective affiliates or clients or investors, including: (i) information concerning the operations, systems, services, personnel, financial affairs and investment and trading philosophies, strategies and techniques of the Company or any of its respective affiliates; (ii) computer software, forms, contracts, agreements, literature or other documents designed, developed or written by, for, with or on behalf of the Company or any of its respective affiliates or clients; (iii) the identity or other information of any clients or investors of the Company or any of its respective affiliates; and (iv) the financial performance, track record, investment decisions and analysis or any related information of any individual investment of the Company or any of its respective affiliates (such information, collectively the "Confidential Information"); except to the extent that such Confidential Information was publicly known prior to the time of such disclosure. In addition, each of the Company and Consultant agrees to treat the existence and terms of this Agreement as Confidential Information and not to disclose such existence or terms to any individual or entity without the other party's prior written consent or other written agreement, except as may be necessary to enforce each respective party's rights hereunder. In addition, neither the Company, nor any entity controlled by or under common control with the Company, nor any director, officer, employee or agent thereof (these parties collectively, the "Company Representatives"), without Consultant's prior written consent, will quote, reference or otherwise identify Consultant, its affiliates, officers, directors, employees or partners, in any way in any document, release or communication prepared, issued or transmitted by the Company or the Company Representatives regarding the existence and terms of this Agreement.

(b) **Nondisparagement.** Each of the Company and Consultant, and any of their respective affiliates agree that it shall not, at any time, whether before or after the expiration or termination of the Term, make, publish or communicate to any individual or entity, including, but not limited to, investors, clients, potential clients, competitors, the media, or other individuals or entities with whom each respective party does business or may do business, any Disparaging (defined below) remarks, comments or statements concerning any of the Company or the Consultant, or any of their respective affiliates, or any of their respective current or former officers, directors, employees or partners. "Disparaging" remarks, comments or statements are those that impugn the character, honesty, integrity, morality, business acumen or abilities of the individual or entity being disparaged.

(c) **Remedy.** Each of the Company and Consultant, and each of their respective affiliates, acknowledges and agrees that (i) the rights of each party under this

Agreement are of a specialized and unique character, and that immediate and irreparable damage will result to a Non-Breaching Party (defined below) if another party fails or refuses to perform his or its obligations under this Agreement; and (ii) each Non-Breaching Party may, in addition to any other remedies and damages available, seek equitable relief, including specific performance and an injunction in a court of competent jurisdiction, to restrain any such failure or refusal by another party. No single exercise of the foregoing remedies shall be deemed to exhaust a Non-Breaching Party's right to such remedies, but the right to such remedies shall continue undiminished and may be exercised from time to time as often as the Non-Breaching Party may elect. Each of the Company and Consultant represents and warrants that his or its expertise and capabilities are such that his or its obligations under this Agreement (and the enforcement thereof by injunction or otherwise) will not prevent him or it from earning a livelihood. For purposes of this Section 12(c), a "Non-Breaching Party" shall mean any party who is negatively impacted or damaged in any way by the act(s), failure to act, refusal or breach of any obligation of this Agreement by any another party.

(d) **Reformation to Applicable Law.** It is the intention of the Company and Consultant that the provisions of this Section 12 shall be enforceable to the fullest extent permissible by applicable law. If any provisions of this Section 12 are hereafter construed to be invalid or unenforceable in any jurisdiction, the same shall not affect the remainder of the provisions in this Section 12 or in this Agreement or the enforceability thereof in any jurisdictions where such provisions shall be given full effect. If any provision of this Section 12 shall be deemed unenforceable, in whole or in part, this Section 12 shall be deemed amended to delete or modify the offending part so as to alter this Section 12 to render it valid and enforceable.

13. **Conflicts with this Agreement.** Consultant represents and warrants that neither Consultant nor any of Consultant's equity owners, employees or agents is under any pre-existing obligation in conflict or in any way inconsistent with the provisions of this Agreement. Consultant represents and warrants that Consultant's performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Consultant in confidence or in trust prior to commencement of this Agreement. Consultant warrants that Consultant has the right to disclose and/or use all ideas, processes, techniques and other information, if any, which Consultant has gained from third parties, and which Consultant discloses to the Company or uses in the course of performance of this Agreement, without liability to such third parties.

14. **Indemnification**. In consideration for the services to be provided by Consultant hereunder, the Company hereby agrees to indemnify and hold harmless each of Consultant, its affiliates and their respective directors, officers, employees, advisors and other representatives (each, an "Indemnified Party") against any and all losses, claims, damages, expenses and all joint or several liabilities (collectively, "Liabilities") to which an Indemnified Party may become liable that arises out of or otherwise relates to this Agreement (collectively, the "Indemnity Coverage"), unless it is finally judicially determined that the Liabilities directly resulted from the gross negligence or willful misconduct of an Indemnified Party. The Company further agrees to reimburse each Indemnified Party promptly upon request for all out-of-pocket expenses

(including reasonable attorneys' fees and expenses) as they are incurred in connection with the investigation of, preparation for, defense of, or production of evidence in, any action, claim, suit, proceeding or investigation, whether pending or threatened (each and collectively, an "Action") arising out of or otherwise relating to the Indemnity Coverage. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) for any consequential, indirect, punitive, incidental or special Liabilities of any nature to the Company or any other person asserting any Action on behalf of or in right of the Company, whether arising out of or otherwise relating to the Indemnity Coverage, unless it is finally judicially determined that such Liabilities resulted directly from the gross negligence or willful misconduct of an Indemnified Party.

The Company agrees that the indemnification and reimbursement obligations set forth in this Section 14 shall apply whether or not any Indemnified Party is a formal party to any such Action, and the rights of the Indemnified Parties in this Section 14 shall be in addition to any other rights that any Indemnified Party may otherwise have against the Company. The Company agrees that, without Consultant's prior written consent, it will not agree to any settlement of, compromise of, or consent to an entry of any judgment in or other termination of any Action (each and collectively, a "Settlement") in respect of which indemnification could be sought hereunder unless (a) such Settlement includes an unconditional release of each Indemnified Party from any liabilities arising out of such Action and does not include any findings of fact or admissions of culpability as to the Indemnified Party, and (b) the parties agree that the terms of such Settlement shall remain confidential. The Company further agrees that the Indemnified Parties are entitled to retain one separate counsel (in addition to local counsel) of their choice in connection with any single Action in respect of which indemnification or reimbursement may be sought hereunder.

15. **Expenses**. The Company agrees to reimburse Consultant for its reasonable expenses related to this Agreement and the services to be provided hereunder, including but not limited to professional and legal fees and disbursements, travel expenses, out-of-pocket expenses, and any sales, use or other taxes (including additions to such taxes, if any) incurred in connection with this Agreement and the services to be provided hereunder. The Company's reimbursement obligations under this Section 14 shall exist regardless of whether the Company enters into an agreement for a Transaction or consummates a Transaction.

16. **Provision of Information**. The Company shall make available to Consultant all information concerning the business, assets, liabilities, operations, financial condition and prospects of the Company which Consultant reasonably requests in connection with the performance of its obligations hereunder. All such information provided by or on behalf of the Company shall be complete and accurate and not misleading, and Consultant shall be entitled to rely upon the accuracy and completeness of all such information without independent verification. The Company shall promptly advise Consultant regarding any material developments or matters relating to the Company which occur during the term of Consultant's engagement hereunder.

17. **Miscellaneous.**

(a) **Amendments and Waivers.** Any term of this Agreement may be amended or waived only with the written consent of the parties.

(b) **Sole Agreement.** This Agreement constitutes the sole agreement of the parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof.

(c) **Survivability.** The termination of this Agreement shall not effect the provisions of Sections 3, 10, 12, 14, 15 or 17 of this Agreement, which shall survive any termination of this Agreement.

(d) **Notices.** Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, 48 hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party's address or facsimile number as set forth below, or as subsequently modified by written notice.

(e) **Choice of Law.** This Agreement shall be construed and interpreted and its performance shall be governed by the laws of the State of New York without regard to conflicts of law principles of any jurisdiction. Each of the parties irrevocably consents to the exclusive personal jurisdiction of the federal and state courts located in New York, as applicable, for any matter arising out of or relating to this Agreement, except that in actions seeking to enforce any order or any judgment of such federal or state courts located in New York, such personal jurisdiction shall be nonexclusive.

(f) **Counterparts.** This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(g) **Arbitration.** Any dispute or claim arising out of or in connection with any provision of this Agreement will be finally settled by binding arbitration in New York, New York, in accordance with the rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules. The arbitrator shall apply New York law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision.

(h) **Headings.** The section headings and sub-headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(i) **Advice of Counsel**. EACH PARTY ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

[*Signature Page Follows*]

The parties have executed this Agreement to be effective as of the date first set forth above.

ECOLOGIC TRANSPORTATION, INC.
1333 Ocean Avenue, Suite D
Santa Monica, CA 90401

By: ______________________
Name: William N. Plamondon III
Title: Chief Executive Officer
Date: 12-16-09

MATRIX ADVISORS, LLC
780 Third Avenue, Suite 4203
New York, NY 10017

By: ______________________
Name: Richard S. Fuld, Jr.
Title: Managing Member
Date: 12/16/09